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                                                                 EXHIBIT 99.d(3)

COUNTRY INVESTORS LIFE ASSURANCE COMPANY                TERM INSURANCE AGREEMENT
1701 N. Towanda Avenue                                  FOR INSURED SPOUSE
P.O. Box 2000, Bloomington, Illinois 61702-2000

Supplemental Agreement attached to and made a part of this policy in consideration of the application and payment of its cost of insurance. The cost of insurance is the monthly deduction as defined below. This Agreement will remain in force only as long as the monthly deductions for this policy continue to include the cost of insurance for this benefit.

1. COST OF INSURANCE: The cost of insurance for this benefit is a monthly deduction which is equal to the product of A times B where:

    A. is the cost of insurance rate for the Insured Spouse's Amount of Benefit which is based on the Insured Spouse's:

          1.   sex;
          2. attained age on the preceding anniversary of the effective date of this Agreement, and
          3. rate class shown on Page 1 (Policy Schedule) of this policy for the Insured Spouse.

               Attained age on the preceding anniversary of the effective date of this Agreement means the Insured Spouse's age on the last birthday prior to the anniversary of the effective date of this Agreement. The guaranteed maximum cost of insurance rates are shown in the schedule of Insured Spouse rates included in this policy. These rates apply to a standard rate class. They may be increased if the Insured Spouse's Amount of Benefit is in a different rate class. We can use cost of insurance rates that are lower than the guaranteed maximum rates.

    B. is the Amount of Benefit for the Insured Spouse as shown on Page 1 (Policy Schedule) of this policy.

2. INSURED SPOUSE: Insured Spouse means the spouse named in the application or supplemental application for this policy as the spouse of the Insured under this policy.

3. DEATH BENEFIT: The death benefit is the Amount of Benefit for the Insured Spouse as shown on Page 1 (Policy Schedule) of this policy. We agree to pay the death benefit upon receipt of due proof of death of the Insured Spouse. Death must occur while this Agreement is in force. Payment is subject to the provisions of this policy and this Agreement.

4. MISSTATEMENT OF AGE OR SEX: Two questions in the application concern the Insured Spouse's age and sex. If either or both of these are not correct, the amount payable as a Death Benefit will be determined by first calculating the Monthly Deduction on the basis of the Insured Spouse's age and sex as stated in the application; then, using that Monthly Deduction, the amount payable as a Death Benefit will be calculated as the amount of Death Benefit which requires the same Monthly Deduction at the Insured Spouse's true age and sex.

5. SUICIDE: If the Insured Spouse commits suicide, while sane or insane, within 2 years from the effective date of this Agreement, the total liability shall be the Cost of Insurance for this benefit.

6. BENEFICIARY: Any amount payable under this Agreement, upon the death of the Insured Spouse will be paid:

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          a)   To the Beneficiary then designated for this benefit on our records as named in the application or subsequently changed as provided in the policy, if living;
          b)   Otherwise, to the Insured under this policy, if living;
          c) But if neither of the above are living, to the estate of the Insured Spouse.

7. CONVERSION: Insurance on the Insured Spouse under this Agreement may be converted on or before the anniversary of this Agreement following the 65th birthday of the Insured Spouse. The amount of insurance converted may be for any amount up to but not more than the Insured Spouse's Amount of Benefit. Conversion may be to any plan of insurance except term insurance, issued by use at the time of conversion. Evidence of insurability shall not be required upon conversion. All plans of insurance available on conversion are subject to plan requirements. Supplemental Agreements providing benefits in event of total disability or accidental death will be included in the new policy only with our consent. The new policy will be issued on the basis of the rates in effect at the time of the conversion.

8.  VALUES: This Agreement has no cash or loan values.

9. REPRESENTATIONS AND CONTESTABILITY: All statements made in the application for this Agreement by or on behalf of the Insured Spouse will, in the absence of fraud, be deemed representations and not warranties. The validity of this Agreement with respect to the Insured Spouse shall not be contestable after it has been in force for 2 years during the lifetime of the Insured Spouse.

Any increase in coverage after the effective date of this Agreement shall be incontestable only after such increase has been in force during the lifetime of the Insured Spouse for two years from its effective date.

10. TERMINATION OF AGREEMENT: This Agreement terminates:

          a) On the Monthly Deduction Day on or next following the date we receive written request of the Owner and presentation of the policy at the Home Office of the Company for endorsement;
          b)   Upon the termination date shown in the Policy Schedule (Page 1);
          c)   Upon termination of this policy; or
          d)   When this policy matures.

When coverage is scheduled to terminate on a given date, it will terminate at 12:00 midnight on that date.

This Agreement is effective on the Policy Date of Issue of this policy unless another effective date is stated below.


Effective Date: _______________      COUNTRY INVESTORS LIFE ASSURANCE COMPANY
(if other than Policy Date of Issue)                BLOOMINGTON, ILLINOIS

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